Exhibit 10
Non-Employee Director Compensation Pursuant to the
Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan
Each member of the Board of Directors of Jefferies Group, Inc. who is also a non-employee is entitled to receive the following compensation under the terms of the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan:
•	an annual retainer of $50,000;

•	an annual grant of $100,000 in restricted common stock or deferred shares of Jefferies Group, Inc.;

•	an annual retainer of $7,500 for each committee membership;

•	an annual retainer of $20,000 to the Chairman of the Audit Committee; and

•	an annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee.
Annual retainers are paid quarterly in equal installments. Under the Jefferies Group, Inc. 1999 Directors’ Stock Compensation Plan, each non-employee Director may elect to receive annual retainer fees in the form of cash or deferred cash. If deferred cash is elected, interest is credited to such deferred cash at the prime interest rate in effect at the date each annual meeting of stockholders. If deferred shares are elected, dividend equivalents equal to dividends declared and paid on the common stock of Jefferies Group, Inc. are credited to a Director’s account and reinvested as additional deferred shares.